Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL804 • 788 • 8200 FAX804 • 788 • 8218

March 15, 2013

CapLease, Inc.

1065 Avenue of the Americas

New York, New York 10018

CapLease, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to CapLease, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a prospectus supplement, dated March 15, 2013, to a prospectus (the “Base Prospectus”) filed with the Securities and Exchange Commission on February 14, 2011 as part of a registration statement on Form S-3 (File No. 333-171408) (the “Registration Statement”), with respect to the offer and sale of up to 2,800,000 shares of 7.25% Series C Cumulative Redeemable Preferred Stock. $0.01 par value per share, of the Company (the “Offering”). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

The Company owns, through Caplease, LP, a Delaware limited partnership (the “Operating Partnership”), and other subsidiaries, commercial real estate properties that are leased typically on a long-term basis to primarily single tenants, mortgage loans, commercial mortgage-backed securities, and other assets.

In giving this opinion letter, we have examined the following:

1.     the Company’s Articles of Amendment and Restatement, as duly filed with the Department of Assessments and Taxation of the State of Maryland on March 15, 2004, as amended and supplemented to date;

2.     the Company’s Bylaws;

3.     the Company’s Registration Statement on Form S-3 (File No. 333-171408), as declared effective on February 14, 2011 by the Securities and Exchange Commission;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON

www.hunton.com

CapLease, Inc.

March 15, 2013

4.     the Base Prospectus;

5.     the prospectus supplement dated March 15, 2013 (together with the Base Prospectus, the “Prospectus Supplement”);

6.     the first amended and restated limited partnership agreement of the Operating Partnership, dated June 13, 2006, as amended and supplemented to date;

7.     the TRS election for Caplease Services Corp. (“Caplease Services”); and

8.     such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.      each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.     during its taxable year ending December 31, 2013, and future taxable years, the Company has operated and will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.     the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership or Caplease Services after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.     no action will be taken by the Company, the Operating Partnership or Caplease Services after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy of such factual representations in a material way. Furthermore, where such representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

CapLease, Inc.

March 15, 2013

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussions in the Base Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” and in the Prospectus Supplement under the caption “Supplemental Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a)     the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2004 through December 31, 2012, and the Company’s current organization and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2013, and in the future; and

(b)      the statements in the Base Prospectus under the caption “Federal Income Tax Consequences of our Status as a REIT” and in the Prospectus Supplement under the caption “Supplemental Federal Income Tax Considerations,” insofar as such statements constitute a summary of the legal matters, proceedings, or documents referred to therein, constitute an accurate summary thereof in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

CapLease, Inc.

March 15, 2013

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K. We also consent to the reference to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of our Status as a REIT” and “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof, and may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency (other than as contemplated by the preceding paragraph) without our express written consent.

Very truly yours,

/s/ Hunton & Williams LLP